Exhibit 10.1

SALE AND PURCHASE AGREEMENT

between

SNAP-ON EUROPE HOLDING B.V- SNAP-ON UK HOLDINGS LTD.

AND

DUINMAAIJER B.V.

in respect of

the management buy out of

SUN ELECTRIC SYSTEMS B.V. AND SUN HML ENGINEERING LIMITED

18 May 2007

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INDEX

1	DEFINITIONS AND INTERPRETATION

2	SALE AND PURCHASE/CASH CONTRIBUTION

3	SIGNING AND CONDITION TO COMPLETION

4	COMPLETION

5	KNOWLEDGE OF PURCHASER

6	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8	SELLERS AND PURCHASER INDEMNITIES

9	COVENANTS

10	INTELLECTUAL PROPERTY RIGHTS, INFORMATION TECHNOLOGY

11	FURTHER ACTION, ASSISTANCE, ACCESS TO ADMINISTRATION, TRANSITION SERVICES

12	ASSIGNMENT OF RIGHTS AND OBLIGATIONS

13	NON-COMPETITION

14	CONFIDENTIALITY

15	COSTS

16	BINDING EFFECT AND ENTIRE AGREEMENT

17	NOTICES

18	GOVERNING LAW AND DISPUTE SETTLEMENT

SCHEDULES

SCHEDULE 1	SHARE TRANSFER DEED SES

SCHEDULE 2	SHARE TRANSFER DOCUMENT SUN HML

SCHEDULE 3	ARTICLES OF ASSOCIATIONS OF SES AND SUN HML

SCHEDULE 4	ARTICLES OF ASSOCIATION OF DUINMAAIJER B.V. / MEMORANDUM OF INCORPORATION

SCHEDULE 5	INCORPORATION DOCUMENTS SUN HML

SCHEDULE 6	ASSET TRANSFER AGREEMENT SUN HML

SCHEDULE 7	LICENSE AGREEMENT

SCHEDULE 8	SES ESCROW AGREEMENT

SCHEDULE 9	LEASE AGREEMENT

SCHEDULE 10	TRANSITION SERVICES AGREEMENT

SCHEDULE 11	PROFORMA COMPLETION DATE BALANCE SHEET

SCHEDULE 12	NET WORKING CAPITAL

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SCHEDULE 13	OPENING BALANCE SHEET SUN HML

SCHEDULE 14	IP DESIGNS

SCHEDULE 15	LIST OF EMPLOYEES OF SES AND SUN HML

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This Agreement is made on                2007 by and between:

(1)                                  SNAP-ON EUROPE HOLDING B.V., a limited liability company (“besloten vennootschap met beperkte aansprakelijkheid”) incorporated in the Netherlands and having its registered offices at Schepenbergweg 34, 1105 AT, Amsterdam, the Netherlands, (the “Seller NL”), represented by Dan Garramone; and

(2)                                  SNAP-ON UK HOLDING LTD., a limited company incorporated in the United Kingdom and having its registered offices at Chichester House, 278-282 High Holborn, London, WC1V7HA, United Kingdom, (the “Seller UK”), represented by [Dan Garramone];

Seller NL and Seller UK jointly referred to as the “Sellers”,

(3)                                  Duinmaaijer B.V., a limited liability company (“besloten vennootschap met beperkte aansprakelijkheid”) incorporated in the Netherlands and having its registered offices at Twickellaan 8, 1333 SH, Almere, the Netherlands (“Purchaser”), represented by Maarten Molenaar,

WHEREAS:

(A)                              Seller NL is owner of all of the issued and outstanding shares in the capital of Sun Electric Systems B.V., a limited liability company (“besloten vennootschap met beperkte aansprakelijkheid”) incorporated in the Netherlands and having its registered offices at Nijverheidslaan 15-17, 1382 LG, Weesp, the Netherlands, which company runs a business as described below under “Business” (“SES”);

(B)                                Seller UK has contributed the assets and liabilities relating to the Business as operated in the UK into a newly formed entity and is the legal and beneficial owner of the entire issued share capital of Sun HML Engineering Limited, a limited liability company incorporated in England and having its registered address at Unit 8, Tuscam Trading Estate, Trafalgar Way, Camberley, GU15 3BN, England, which company runs a business as described below under “Business” (“Sun HML”);

(C)                                Purchaser is a vehicle incorporated and managed by Mr. Maarten Molenaar, who has been running the operational part of the Business of SES during the past 14 years and who managed and provided support in the operational part of the Business (excluding administrative matters, corporate matters and tax matters for which Seller UK is responsible) of Sun HML during the past 7 years and the Purchaser has the intention to continue to run the Business on the same or improved terms;

(D)                               Sellers, for commercial reasons and in reliance on the Purchaser’s Representations and Warranties and in view of the Purchaser being able to continue to run the Business, wish to sell and transfer the Shares to the Purchaser, while the Purchaser, in reliance of the Sellers’ Representations and Warranties, wishes to purchase and accept the Shares to continue to run the Business, on the terms set out in this Agreement;

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(E)                                 The Sellers acknowledge that Maarten Molenaar did not hold the position of managing director (“statutair bestuurder”) of SES until Completion and therefore accept giving a limited amount of warranties in relation to having been shareholder and managing director (“statutair bestuurder”) of SES and shareholder and director of Sun HML, only as explicitly set out in Clause 6.2 of this Agreement (which Clause includes a confirmation of the set of warranties — including certain warranties in relation to the operation of the Business as conducted by Sun HML — set out in the Asset Transfer Agreement Sun HML);

(F)                                 In light of the nature of this Agreement and the knowledge of the Purchaser and its beneficial and/or legal owners have of the Business and the operations conducted by SES and Sun HML, the Purchaser fully acknowledges and accepts that, with regard to the operational side of the Business, only a limited amount of warranties in relation to the Business as conducted by SES are provided by the Sellers;

(G)                                Sellers, SES, Sun HML and the Purchaser have complied with all applicable employee consultation procedures, including the provisions of the Social Economic Council Merger Regulation for the protection of employees (“SER- Besluit Fusiegedragsregels 2000”) and the notification and consultation procedure pursuant the Works Council Act (“Wet op de Ondernemingsraden”);

(H)                               Seller NL and Seller UK wish to sell and transfer, and the Purchaser wishes to purchase and accept the Shares on the terms set out in this Agreement;

NOW HEREBY AGREE AS FOLLOWS

1                                         DEFINITIONS AND INTERPRETATION

1.1                                 In this Agreement (unless the context otherwise requires), the following definitions are used:

Accounts SES

the accounts of SES for the fiscal year 2006, prepared by SES under the responsibility of Seller NL and in accordance with both local regulations (Dutch GAAP) and the instructions of Seller NL (US GAAP), to be formally approved by Seller NL;

Advance Cash Contribution Payment	has the meaning ascribed to it in Clause 3.5;

Affiliated Party	In respect of a person, undertaking or company:

(a) any person who, company or undertaking which, belongs to the same group as that company or undertaking;

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(b) any subsidiary of that person, company or undertaking;

(c)           any person of whom, company or undertaking of which, that person, company or undertaking is a subsidiary, and any other person who, company or undertaking which, is a subsidiary of the first mentioned person, company or undertaking;

(d) any member of a corporate body, and any employee, of that person, company or undertaking or of an Affiliated Party;

In this definition, “subsidiary” and “group” shall mean, respectively, a subsidiary and group as — referred to in Sections 2:24a and 2:24b Dutch Civil Code (“Burgerlijk Wetboek”); where necessary, said sections shall apply mutatis mutandis with regard to private persons, companies and undertakings,

Collectively referred to as “Affiliated Parties”;

Agreement

this agreement, representing the entire agreement existing between the parties relating to the subject matter hereof and superseding all prior arrangements and agreements and any Schedules to this Agreement shall form an integral part thereof;

Asset Transfer Agreement Sun HML	the agreement between Seller UK and Sun HML for the transfer of the assets and liabilities from Seller UK to Sun HML, attached as SCHEDULE 6;

Assurance

any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, or commitment of any nature whatsoever, including without limitation joint and several liability undertakings issued pursuant to Section 2:403 Dutch Civil Code;

Business	the business of designing, engineering, developing and manufacturing systems for testing and maintenance of aircraft (“Aerospace”) and the business of developing and selling end-of-line and

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laboratory roller tester equipment to European original equipment automobile manufacturers in the car and heavy vehicle industry (“Automotive”), the marketing, sales, services and support of the above, as operated by SES and Sun HML at the date of this Agreement;

Business Day	a day on which the banks are open for business in Wisconsin (USA), in the City of London and in Amsterdam (the Netherlands);

Cash Contribution	has the meaning ascribed to it in Clause 2.4;

Closing Financial Statement	a financial statement for SES and Sun HML, including balance sheets and P&L, prepared on the basis of US GAAP as per the Completion Date;

Completion	the performance of actions set out in Clause 4, to take place ultimately on 18 July 2007 and Completion Date shall be the date on which Completion has taken place;

Draft Effective Date Balance Sheet	has the meaning ascribed to it in Clause 2.6 (a);

Effective Date	28 April 2007;

Effective Date Balance Sheet	has the meaning ascribed to it in Clause 2.6 (b);

Incorporation Documents Sun HML	the incorporation documents for Sun HML, attached as SCHEDULE 5;

Lease Agreement	the lease agreement between Seller UK and Coal Pensions Properties Ltd. in respect of the premises used for the Business operated by Sun HML;

MBO Team	Mr. Maarten Molenaar, operational manager of SES, and Maarten van Alfen, David Kohl and Theo Möllers;

Net Working Capital	has the meaning ascribed to it in Clause 2.6 (c) (i);

Opening Balance Sheet Sun HML

the opening balance sheet of Sun HML prepared by Seller UK and the MBO Team, on the basis of the Proforma Balance Sheet and in accordance with both local regulations (English GAAP) and the instructions of Seller UK (US GAAP), attached as SCHEDULE 13;

Party	any party to this Agreement and its legal successor, for as long as it is a party hereto, jointly referred as “Parties”;

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Patent	the patent nr EP0570061B1, see SCHEDULE 7;

Proforma Balance Sheet

the balance sheet (together with explanatory notes) of SES and the business of Sun HML, prepared by SES and the Sellers, consistent with the Accounts SES and in accordance with both local regulations (Dutch and English GAAP) and the instructions of the Sellers (US GAAP), reflecting the assets and liabilities of SES and Sun HML as of 24 February 2007, attached as SCHEDULE 11;

Purchaser

Duinmaaijer B.V., a limited liability company (“besloten vennootschap met beperkte aansprakelijkheid”) incorporated in the Netherlands and having its registered offices at Twickellaan 8, 1333 SH, Almere, the Netherlands, trade registry number 39099003;

Seller NL

Snap-on Europe Holding B.V., a limited liability company (“besloten vennootschap met beperkte aansprakelijkheid”) incorporated in the Netherlands and having its registered offices at Schepenbergweg 34 1105 AT, Amsterdam, the Netherlands;

Seller UK

Snap-on Holding UK Ltd., a limited company incorporated in the England and Wales and having its registered offices at Chichester House, 278-282, High Holborn, London, WC1V7HA, United Kingdom, owner of SUN HML;

Sellers	Seller NL and Seller UK jointly;

Sellers’ Representations and Warranties	the representations and warranties exhaustively set out in Clause 6.2;

Services	certain services provided by the Sellers’ group of companies to the Purchaser immediately after Completion, set out in SCHEDULE 10;

SES

Sun Electric Systems B.V., a limited liability company (“besloten vennootschap met beperkte aansprakelijkheid”) incorporated in the Netherlands and having its registered offices at Nijverheidslaan 15-17, 1382 LG, Weesp, the Netherlands;

SES Escrow	the escrow into which the part of the Cash Consideration allocated to SES is paid pursuant to

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Clause 2.5 and the SES Escrow Agreement;

SES Escrow Agreement	the agreement set out in SCHEDULE 8 between the Seller NL and the Purchaser in respect of the SES Escrow;

Shares	all of the issued and outstanding shares in SES (“SES Shares”) and the entire issued share capital of Sun HML (“Sun HML Shares”);

Signing Date	shall mean the date of this Agreement;

Snap-on Inc.	ultimate shareholder of Seller NL and Seller UK;

Sun HML

Sun HML Engineering Ltd., a limited liability company incorporated under the laws of England and Wales, with registered address at Unit 8, Tuscam Trading Estate, Trafalgar Way, Camberley, GU15 3BN, England and with registration number 06223016;

Transaction	the transaction contemplated in this Agreement;

Transition Services Agreement	the agreement set out in SCHEDULE 10 between the Seller NL/Seller UK and the Purchaser, as set out in Clause 11.

1.2                               In this Agreement, save where the context otherwise requires:

(a)                                  a reference to a statute or statutory provision shall include a reference to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(b)                                 a reference to a person shall include a reference to a firm, a body corporate or an unincorporated association;

(c)                                  a reference to a clause, sub-clause or Schedule shall be a reference to a clause, sub-clause or Schedule (as the case may be) of or to this Agreement;

(d)                                 if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

(e)                                  references to documents “in the agreed terms” shall be to documents agreed between the Parties, and set out in a Schedule;

(f)                                    in this Agreement, references to an individual shall include his/her estate;

(g)                                 the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement;

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(h)                                 reference to this Agreement includes this Agreement as amended or supplemented in accordance with its terms;

(i)                                     unless otherwise provided herein, all reference to a “day” shall mean a business day in The Netherlands, exclusive of Saturdays, Sundays and Dutch statutory holidays, and all references to a fixed time of a day shall mean Dutch time as in effect on such day. for the calculation of a period of time, a period shall start the day after the day of sending and include the day of receipt;

(j)                                     reference to “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to;

(k)                                  reference to “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision; and

(l)                                     references to any Dutch legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the Netherlands be deemed to include what most nearly approximates in that jurisdiction to the Dutch legal term.

2                                         SALE AND PURCHASE/CASH CONTRIBUTION

2.1                                 Subject to the terms and conditions of this Agreement, Seller NL and Seller UK hereby sell the Shares to the Purchaser, and the Purchaser hereby purchases the Shares from the Seller NL and Seller UK.

2.2                                 The consideration to be paid by the Purchaser to Seller NL for the SES Shares under this Agreement shall be EUR 1.00 (one euro). The consideration to be paid by the Purchaser to Seller UK for the Sun HML Shares under this Agreement shall be GBP 1.00 (one pound sterling) at Completion.

2.3                                 Sellers shall ensure that the Cash Contribution is made available, pursuant to Clauses 2.4 — 2.6 to SES and/or Sun HML in view of contributing to any operational improvement required, in the opinion of the Purchaser, for the continuation of the Business, including possible severance payment of employees should such be required. For the avoidance of doubt, no other or further contributions or funding than the Cash Contribution shall be due by Sellers or any group company of Snap-on Inc. to SES and/or Sun HML and/or the Purchaser in respect of the Business or its operations from the Effective Date.

2.4                                 Sellers shall leave with SES and Sun HML, as the case may be, on the Completion Date an amount of cash equal to the cash balance for SES on the Proforma Balance Sheet, being equal to EUR 387,156 (three hundred eighty-seven thousand hundred fifty-six euro), plus the cash balance for Sun HML on the Proforma Balance Sheet, being equal to GBP 68 (sixty-eight pounds sterling) equal to EUR 102 (hundred and two euro), plus an amount equal to EUR 4,100,000 (four million one hundred thousand euro) minus the cost of all SES and Sun HML employee insurance premiums and pension contributions (on a converted to euro basis at the official exchange rate at the Effective Date) made by

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SES and/or Sun HML from 1 January 2007 through the Effective Date (the “Cash Contribution”), such Cash Contribution to be made in accordance with Clause 2.6. The Cash Contribution shall be subject to an adjustment as set out in Clause 2.6 and set off against the Advance Cash Contribution Payment set out in Clause 3.5.

2.5                                 Sellers shall make the Cash Contribution by placing, on the Completion Date, with Sun HML the amount of the Cash Contribution allocated to Sun HML, being EUR 500,000 (five hundred thousand euro) with the remainder of the amount of the Cash Contribution, adjusted for Clause 2.6 and Clause 3.5 placed, on the Completion Date, into the SES Escrow. The distribution out of the SES Escrow will be according to the Release Schedule attached to the SES Escrow Agreement.

2.6                                 The Cash Contribution shall be subject to an adjustment calculated and settled as follows, if any of the ending days falls on a non-Business Day the next Business Day will be considered the date:

(a)                                  Within 10 days after the Signing Date, the Purchaser shall prepare and deliver to the Sellers a draft consolidated balance sheet (the “Draft Effective Date Balance Sheet”) of SES and Sun HML as of the close of business on the Effective Date (determined on a pro forma basis as though the transactions contemplated by this Agreement had not been consummated). The Purchaser shall prepare the Draft Effective Date Balance Sheet in accordance with the Proforma Balance Sheet and the accounting principles observed therein. The Purchaser shall be obliged to make available to the Sellers, in English, any work papers and back-up materials used in preparing the Draft Effective Date Balance Sheet.

(b)                                 If the Sellers have any objections to the Draft Effective Date Balance Sheet, they must deliver a statement describing their objections to the Purchaser within 10 days after receiving the Draft Effective Date Balance Sheet. The Purchaser and the Sellers shall use reasonable efforts to resolve any such objections themselves through good faith negotiation. If the Purchaser and the Sellers do not obtain a final resolution within 10 days after the Sellers have sent the statement of objections, the Purchaser and the Sellers shall select within 10 days a mutually acceptable reputable and independent accounting firm to resolve any remaining objections. The Purchaser shall pay 50% and the Sellers shall pay 50% of the costs and expenses of any accounting firm so used. The determination made by such accounting firm shall be made within 10 days and shall be set forth in writing and shall be conclusive and binding upon the Parties. The “Effective Date Balance Sheet” means the Draft Effective Date Balance Sheet together with any revisions made pursuant to this Clause 2.6 (b).

(c)                                  The Cash Contribution shall be adjusted as follows:

(i)                                     If the net working capital as defined in SCHEDULE 12 (“Net Working Capital”) on the Effective Date Balance Sheet is greater than the consolidated Net Working Capital on the Proforma Balance Sheet, then the Purchaser shall pay to the Sellers, by wire transfer or delivery of other immediately available funds, an amount equal to the total difference between the consolidated Net Working Capital on the

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Proforma Balance Sheet and the consolidated Net Working Capital on the Effective Date Balance Sheet. Such payment shall be made through set off as provided in the SES Escrow Agreement include a provision stipulating that any payment due by the Purchaser on the basis of this Clause 2.6 (c) (i) but not paid, may be set off against the two last releases, until satisfied, set out in the Release Schedule of the SES Escrow Agreement.

(ii)                                  If the Net Working Capital on the Effective Date Balance Sheet is less than the consolidated Net Working Capital on the Proforma Balance Sheet, then the Sellers shall pay to SES/Sun HML, by wire transfer or delivery of other immediately available funds, an amount equal to the total difference between the consolidated Net Working Capital on the Proforma Balance Sheet and the consolidated Net Working Capital on the Effective Date Balance Sheet. If after applying Clause 2.6 (c) (iii) a payment remains to be made by the Sellers, it shall be made to SES/Sun HML within 2 Business Days after the date on which the Effective Date Balance Sheet is determined pursuant to Clause 2.6 (b), or the Completion Date, whichever is later.

(iii)                               The amount of the Cash Contribution determined on the basis of Clauses 2.4 and 2.6 (c) (i) and (ii) shall be set off against the amount of the Advance Cash Contribution Payment paid pursuant to Clause 3.5.

2.7                                 From the Effective Date to the Completion Date the Purchaser shall be entitled to any positive operating cash generated by SES and/or Sun HML, as measured by financial and bank records of SES and Sun HML, provided, however, that the Purchaser shall not extract cash in whatever form (as dividend or in any other form) from SES and/or Sun HML before and until Completion has taken place. This positive operating cash generated by SES and/or Sun HML will be placed or left, as the case may be, in the corresponding bank accounts of SES and/or Sun HML at Completion and will be in addition to the adjusted Cash Contribution as defined in Clause 2.4.

3                                         SIGNING AND CONDITION TO COMPLETION

3.1                                 This Agreement shall be signed by the Parties at the offices of Boekel De Nerée N.V. of Boekel De Nerée N.V. in Amsterdam, Gustav Mahlerplein 2, 1028 MA, on the Signing Date.

3.2                                 On the Signing Date the following shall take place:

(a)                                  Seller NL shall deliver to the Purchaser the resolution of its general meeting of shareholders and of its Supervisory Board, authorising the Seller NL to enter into this Agreement;

(b)                                 Seller UK shall deliver to the Purchaser the resolution of its board of directors authorising the Seller UK to enter into this Agreement;

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(c)                                  the Purchaser shall deliver to the Sellers the resolution of its general meeting of shareholders authorising the Purchaser to enter into this Agreement and the Transaction;

(d)                                 the Asset Transfer Agreement Sun HML shall be entered into and performed by Seller UK and Sun HML and this shall be provided to the Purchaser;

(e)                                  the Patent shall be licensed by SES to Seller NL on the basis of a perpetual royalty free license to use the patent, as set out in the agreement attached as SCHEDULE 7;

(f)                                    the Parties shall confirm their approval with the Proforma Balance Sheet and the Opening Balance Sheet Sun HML;

(g)                                 the Purchaser shall confirm that it has completed an investigation on a prima facie basis into the operational aspects of the Business of Sun HML of which the results were satisfactory to the Purchaser;

(h)                                 the Purchaser and the Sellers shall sign the Transition Services Agreement, which shall enter into effect on Completion;

3.3                                 As of the Signing Date this Agreement shall be binding on the Parties and the following shall apply with respect to the Business:

3.3.1                        The Business shall be run or continue to be run by and under the responsibility of the Purchaser and the MBO Team. All benefits accruing from and all liabilities incurred in relation to SES and Sun HML shall be for the account of the Purchaser as from the Signing Date and no payments into or out of SES and/or Sun HML shall be made by any of the Sellers or the Seller’s Affiliated Parties. For the avoidance of doubt, the Purchaser shall not extract cash out of or create liabilities for SES and/or Sun HML other than in the ordinary course of business until Completion.

3.3.2                        With the exception of the resolution set out in Clause 3.7, Clause 4.2(a) and 4.2(b), the Sellers shall not take any resolutions as shareholders of SES and Sun HML and shall procure that no resolutions as directors of SES and Sun HML are taken, without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

3.4                                 Sellers and the Purchaser declare to each other that, from 31 December 2006 until Completion, unless with the prior written approval of the other Party:

(a)                                  they have not sold and shall not sell the whole or a substantial part of the Business of SES and Sun HML or, except in the ordinary course of the business, any of the properties or equipment;

(b)                                 they have not deviated and shall not deviate materially from the nature of the Business of SES and Sun HML that is currently being conducted;

(c)                                  they have not engaged and shall not engage in any transaction with respect to the Business except on an at arm’s length basis and in the ordinary course of business;

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(d)                                 they have not distributed and shall not distribute any dividend out of SES or Sun HML, other than provided in Clause 3.7.

3.5                                 As an advance payment to the Cash Contribution to be paid at Completion (“Advance Cash Contribution Payment”), the Sellers shall provide a financing arrangement beginning with the Effective Date and ending with the Completion Date with SES and Sun HML to the maximum of EUR 1,750,000 (one million seven hundred fifty thousand euro), in line with standard business practices at the standard 30-day overdraft lending rate [of ABN AMRO Bank N.V.] in the Netherlands, to be paid into SES and Sun HML on the basis of requests by the Purchaser, each time subject to the approval of the Sellers. The amount that has been paid on the basis of the Advanced Cash Contribution Payment is considered to be an advance payment only and shall be set off against the Sellers’ obligation to pay the Cash Contribution.

3.6                                 The Seller NL undertakes to have the Accounts SES audited and approved before Completion and the Purchaser undertakes to procure that all assistance and co-operation and all documents and information required to audit and approve the Accounts SES shall be provided timely to Seller NL, at no charge.

3.7                                 The Parties acknowledge and agree that the following are conditions precedent to Completion that may be waived by the Sellers but not the Purchaser:

(a)                                  approval of the Accounts SES;

(b)                                 distribution of dividends by SES to Seller NL on the basis of the cumulative retained earning as of the end of 2006 of at least EUR 11,200,000 (eleven million two hundred thousand euro) [distribution mechanism to be specified].

3.8                                 In the event that the conditions set out in Clause 3.7 are not fulfilled on Completion Date, the Sellers shall have the option to waive these conditions or to terminate this Agreement with no compensation of any nature becoming due to the Purchaser. The Sellers shall notify the Purchaser ultimately on 15 July 2007 whether the conditions set out in Clause 3.7 have been fulfilled and if they have not, whether such conditions are waived or termination of this Agreement is invoked. In the case that the termination of the Agreement is invoked, all of the provisions of this Agreement, save the provisions of Clauses 14, 15, 16 and 18, shall cease to apply between the Parties per the date of such notification. Only in the case that Sellers invoke the termination of this Agreement on the basis of this Clause 3.8, and the cause for the non-fulfilment of the conditions set out in Clause 3.7 is not attributable to the Purchaser’s lack of co-operation pursuant to Clause 3.6, the Sellers shall compensate the Purchaser’s costs made in connection with the preparation of this Transaction, which compensation shall not exceed EUR 100,000 (hundred thousand euro), in aggregate. This compensation shall be paid to the Purchaser on the basis of specified invoices issued to and paid by the Purchaser. For the avoidance of doubt, this compensation will not cover any costs of the Purchaser taking legal actions against the Seller, for whatever reason and on whatever grounds.

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4                                         COMPLETION

4.1                                 Completion shall take place at the offices of Boekel De Nerée N.V. in Amsterdam, Gustav Mahlerplein 2, 1028 MA, at 18 July 2007.

4.2                                 On Completion the Parties shall ensure that the following takes place:-

(a)                                  Seller NL shall deliver to the Purchaser the resolution of its general meeting of shareholders and of its Supervisory Board, authorising Completion;

(b)                                 Seller UK shall deliver to the Purchaser the resolution of its board of directors authorising Completion;

(c)                                  the Purchaser and the Sellers shall enter into the SES Escrow Agreement;

(d)                                 Seller NL shall resign as Managing Director (“bestuurder”) of SES and the Supervisory Director (“commissaris”) of SES shall resign and shall be replaced by a Supervisory Board appointed by the Purchaser;

(e)                                  Seller NL and the Purchaser shall ensure the execution of the share transfer deed before the Civil-Law notary, Alexander Adriaen van Velten or his substitute of Boekel De Nerée N.V. transferring the SES Shares to the Purchaser;

(f)                                    Seller UK shall deliver to the Purchaser an executed transfer of the Sun HML Shares in favour of the Purchaser together with the share certificate for the shares in Sun HML (or in the case of any lost certificate an indemnity reasonably satisfactory to the Purchaser in relation thereto);

(g)                                 Seller UK shall deliver to the Purchaser a letter of resignation from Paul Geere as director of Sun HML; and

(h)                                 Seller UK shall deliver to the Purchaser a letter of resignation from Paul Clarke as the secretary of Sun HML.

4.3                                 The consideration as referred to in Clause 2.2 shall be paid to Seller NL and Seller UK, for which payment Seller NL and Seller UK will provide a discharge.

4.4                                 The Sellers shall make the payments pursuant to Clause 2.5 into the SES Escrow.

4.5                                 Within 10 (ten) Business Days after the Completion Date, the Purchaser shall provide the Sellers with all necessary information to complete the Closing Financial Statement.

4.6                                 The Sellers and the Purchaser agree that following the distribution of dividend by SES as set out in Clause 3.7(b) any and all intra-group obligations of whatever nature due or owed by any of the Sellers or by any of their Affiliated Parties have been satisfied in full, with the exception of the Transition Services Agreement, possible obligations arising out of the Asset Transfer Agreement Sun HML dated [         ] and the adjustment and set off set out in Clauses 2.6 and 3.5.

4.7                                 In the event that, at any time after Completion, funds are paid to any of the Sellers that

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were due to SES and/or Sun HML, or vice versa, the receiving Party shall immediately transmit such funds to the Party to which such funds were due.

4.8                                 In the event that either Party fails to perform in accordance with the provisions set out in Clause 4.2, the non-defaulting Party may, at its election, terminate this Agreement or defer Completion for 14 days in view of granting the defaulting Party a term to remedy its default. If the defaulting party has not remedied its default within said period, the non defaulting party may waive its right or may terminate the Agreement without prejudice to any of its other rights and claims (including, even if this Agreement is terminated, any right to payment of damages). In the event, however, that Completion should be deferred to a date beyond 15 August 2007, this Agreement shall be terminated by operation of law regardless of remedy still being possible.

5                                         KNOWLEDGE OF PURCHASER

5.1                                 The Purchaser acknowledges and agrees that:

(a)                                  it is an acquisition vehicle serving the legal or beneficial interests of both the short term and the long term management of SES and Sun HML and therefore has or should have knowledge of all business aspects of SES (including financial (excluding audit), legal (excluding corporate matters), operational, commercial, IT (on a limited basis), employment) involved in the operation of the Business. With respect to Sun HML Purchaser is relying partly on information provided by the Seller UK in respect of the management of the Business of Sun HML and in the Asset Transfer Agreement Sun HML;

(b)                                 it has been and is receiving independent advice from professional, legal, financial and tax advisors regarding the Transaction and it has secured sufficient financing (whether debt or equity) to ensure the continued existence of SES and Sun HML;

(c)                                  all insurances coverage, provided in relation to SES or Sun HML, pursuant to any policy maintained by the Sellers and their Affiliated Parties with third party insurances and within the group of Affiliated Parties, shall be terminated at Completion and/or shall no longer provide coverage as of Completion for any events, occurrences or accidents occurring after Completion relating to SES or Sun HML, with the exception, however, of such insurance coverage that is continued on a transitional basis, as described in the Transition Services Agreement;

(d)                                 it shall put in place such insurances as the Purchaser shall deem appropriate in relation to SES and Sun HML to replace the transitional continuation set out in the Transition Services Agreement.

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5.2                                 The Parties acknowledge that the Purchaser and Maarten Molenaar derive the actual and constructive knowledge that they have of the Business from the Business operating understanding of the MBO Team members and such reasonable investigation into the Business and the management of SES and Sun HML that they deemed fit, where in respect of the management of the Business of Sun HML the Purchaser also partly relies on a prima facie basis on information in relation to the management of the Business of Sun HML that has been provided by the Seller UK and on the wording of the Asset Transfer Agreement Sun HML.

6                                         REPRESENTATIONS AND WARRANTIES OF THE SELLERS

6.1                                 Seller NL warrants, in acknowledgement of its position as shareholder and managing director (“statutair bestuurder”) of SES and Seller UK warrants, in acknowledgement of its position as shareholder and director of Sun HML, to the Purchaser that the Sellers’ Representations and Warranties set out in Clause 6.2 are true at the Signing Date and shall be deemed repeated at Completion, provided that the Purchaser declares that it has no knowledge of any such Sellers’ Representation or Warranty not being fully true and/or accurate and that the Purchaser and Mr Maarten Molenaar acknowledge that they are not aware, having made enquiries of Mr Alan Melville, of any breach of the warranties set out in the Asset Transfer Agreement Sun HML.

6.2                               Sellers’ Representations and Warranties

6.2.1                        Each of the Sellers has the power and authority to enter into and to perform this Agreement.

6.2.2                        This Agreement constitutes binding obligations on the Sellers in accordance with its terms.

6.2.3                        The copy of the articles of association of SES attached to this Agreement as SCHEDULE 3 and the Incorporation Documents Sun HML are valid.

6.2.4                        The SES Shares constitute 100 per cent of the issued and allotted share capital of SES and the Sun HML Shares constitute 100 per cent of the issued and allotted share capital of Sun HML.

6.2.5                        The Shares are fully paid or credited as paid.

6.2.6                        There is no encumbrance on the Shares and no options have been granted on the Shares.

6.2.7                        SES and Sun HML have not been dissolved, no resolution to dissolve has been adopted and the Sellers are not aware of any pending or threatened action by the Public Prosecutor (“Officier van Justitie”) to dissolve SES.

6.2.8                        SES has not been declared bankrupt (“failliet”) and to the best knowledge of the Sellers no action or request is pending or threatened to declare SES bankrupt, and SES has not been granted an official moratorium of payment (“surséance van betaling”).

6.2.9                        SES and/or Sun HML own the legal and/or beneficial title to the assets which are included in the Accounts SES and/or the Opening Balance Sheet Sun HML;

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6.2.10                  None of the material assets is subject to any encumbrance, with the exception of encumbrances incurred in the ordinary course of business.

6.2.11                  To the extent that SES has remitted payment for the wages of the employees to Seller NL, Seller NL duly assured full and timely payment to employees and tax and social security authorities.

6.2.12                  Except for the directors registered at the Trade Registry and Maarten Molenaar and Theo Möllers, there are no persons holding a general power of attorney or persons who are authorized to legally bind SES, with the exception of persons authorised to execute this Agreement and related documents.

6.2.13                  No claims exist from current or former managing directors (“statutaire bestuurders”) of Seller NL and/or Seller UK towards SES, which originate in the period prior to the Signing Date.

6.2.14                  The Seller UK has procured that Sun HML is duly incorporated, that the Asset Transfer Agreement Sun HML has been executed.

6.2.15                  Seller NL and/or Seller UK have not committed any act or entered into any commitment, obligation, arrangement, undertaking, or otherwise, whether actual or contingent, that would now or in the future constitute a liability of the Purchaser or otherwise cause the Purchaser to incur any losses or other damages.

6.2.16                  The statutory accounts for SES up to and including the financial year 2005 have been audited and approved in accordance with generally accepted accounting principles and practices in the Netherlands and in accordance with US GAAP, in reliance on the information provided by the MBO team, and have been properly filed on behalf of SES.

6.2.17                  Reports for SES with respect to taxes and social security contributions have been timely and properly filed with the relevant authorities, in reliance on the information provided by the MBO Team.

6.3                                 Notwithstanding any other clause of this Agreement, the Sellers (i) shall not be in any breach of the Sellers’ Representations and Warranties and (ii) cannot be held liable in respect of any breach of the Sellers’ Representations and Warranties to the extent that the Purchaser and/or its representative(s) were or should have been aware, as the manager of the daily operations, at the Completion of such breach of the Sellers’ Representations and Warranties, because the facts and circumstances giving rise thereto:

(i)                                     were known or should have been known without further investigation to Mr Maarten Molenaar; and/or

(ii)                                  have been disclosed to the Purchaser or excepted in the Sellers’ Representations and Warranties themselves and/or a Disclosure Letter and/or the Schedules hereto; and/or

(iii)                               are or should have been known to Mr Maarten Molenaar on the basis of his knowledge of the Business and his experience in the operational management of SES.

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6.4                                 The Purchaser acknowledges and confirms that it has knowledge on the basis of the facts and circumstances set out in Clause 5.2 and the investigation that was conducted by the Purchaser in view of the Transaction and in reliance on the confirmation by the Seller NL that the information provided in relation to administrative, tax and corporate matters of SES is accurate and not misleading, and that there are no further questions in this respect to Sellers, Snap-on Inc. or their advisers.

6.5                                 The Purchaser and MBO team acknowledge and confirm that it is not aware of any breach of the Sellers’ Representations and Warranties or any of the warranties set out in the Asset Transfer Agreement Sun HML. Sellers have provided all information regarding SES and Sun HML relevant to the Purchaser and this information is true, accurate and not misleading and to the best of Sellers’ knowledge no relevant information has been withheld.

6.6                                 The Purchaser acknowledges and confirms that neither of the Sellers shall be liable for more than EUR 200,000 (two hundred thousand euro) jointly and in aggregate in respect of any breach of the Sellers’ Representations and Warranties. The Purchaser can make no claims on the basis of the Sellers’ Representations and Warranties after expiration of 5 (five) years in respect of title warranties, Clauses 6.2.1, 6.2.3, 6.2.4, 6.2.5, 6.2.6, 6.2.7, 6.2.8 and 6.2.9; 5 (five) years (plus the legal extension period) in respect of tax warranties, Clause 6.2.11; and 1 (one) year in respect of operational warranties, Clauses 6.2.2, 6.2.10, 6.2.12, 6.2.13, 6.2.14, 6.2.15, 6.2.16 and 6.2.17, after the date of signing this Agreement.

6.7                                 The Parties acknowledge and agree that the provisions of title 1 of book 7 of the Dutch Civil Code (“Nederlands Burgerlijk Wetboek”) that envisage to otherwise or further protect a purchaser do not apply to this Transaction and/or to this Agreement.

7                                         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

7.1                                 The Purchaser warrants to the Sellers that the Purchaser’s Representations and Warranties set out in Clause 7.2 are true at the date of this Agreement, and this warranty shall be deemed repeated at Completion.

7.2                               Purchaser’s Representations and Warranties

7.2.1                        The Purchaser has the power and authority to enter into and perform this Agreement.

7.2.2                        This Agreement constitutes binding obligations on the Purchaser in accordance with its terms.

7.2.3                        The copy of the articles of association and memorandum of incorporation of Duinmaaijer B.V. attached to this Agreement as SCHEDULE 4 is valid and the Purchaser’s shareholder is Mr. Maarten Molenaar and no others. No person has been granted any right in respect to shares or revenue of the Purchaser or SES or Sun HML in respect of the Completion of this Transaction.

7.2.4                        To the best knowledge of the Purchaser, all assistance and co-operation and all documents and information required to audit and approve the accounts SES and the

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Proforma Balance Sheet were provided and these accounts were prepared on a consistent basis in accordance with generally accepted accounting principles and practices in the Netherlands and in accordance with US GAAP by the MBO team.

7.2.5                        Since 31 December 2006, to the best knowledge of the Purchaser: -

(i)                                     there has been no material adverse change (nor any such material change expected) in the financial or trading position or prospects of the Business or in the value of the assets or amount or nature of the liabilities of SES as compared with positions disclosed in the Proforma Completion Date Balance Sheet;

(ii)                                  SES has not disposed of any assets or assumed or incurred any outstanding capital commitment of any material liabilities (whether actual or contingent), otherwise than in the ordinary course of business;

(iii)                               SES has paid their trade creditors in the ordinary course of business and within the normal terms of business.

7.2.6                        The Purchaser and SES have not committed any act or entered into any commitment, obligation, arrangement, undertaking or otherwise in relation to the operational affairs of SES, whether actual or contingent, that would now or in the future constitute a liability of the Sellers or any of their Affiliated Parties or otherwise cause the Sellers or any of their Affiliated Parties to incur any losses or other damages.

7.2.7                        The Business has, to the best knowledge of Purchaser and the MBO team, been conducted in all respects in accordance with all applicable laws, rules, regulations, judgments, decisions, decrees, orders or other requirements of any government, quasi government, statutory, administrative or regulatory body, court or agency applicable to the daily operational affairs (in the Netherlands), except for the affiliation to the Metalektro association of social insurance (“bedrijfsvereniging”) in the period preceding the Completion Date.

7.2.8                        The Sellers acknowledge and confirm that Purchaser shall not be liable for more than EUR 200,000.-- (two hundred thousand euro) in respect of any breach of the Purchaser’s Representations and Warranties. The Sellers can make no claims on the basis of the Purchaser’s Representations and Warranties after expiration of 5 (five) years.

7.2.9                        To the best knowledge of the Sellers, the Sellers acknowledge and confirm that they are not aware of any breach of the Purchaser’s Representations and Warranties.

8                                         SELLERS AND PURCHASER INDEMNITIES

8.1                                 The Seller NL shall indemnify the Purchaser against:

(a)                                  any recourse that Dutch tax authorities may have against SES for claims that (1) are referable to the fiscal unity to which SES has belonged immediately before the Completion Date and (2) do not regard SES’s tax situation;

(b)                                 claims made by employees of SES (other than referred to in sub c) in respect of SES not being affiliated to the Metalektro association of social insurance (“bedrijfsvereniging”) in the period preceding the Completion Date; and

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(c)                                  amounts duly claimed by Metalektro pension fund (“bedrijfstakpensioenfonds Metalektro”) and (former and present) employees of SES against SES on the basis that SES should have been affiliated to that pension fund in the 5 year period preceding 1 July 2007 and any such claim should be referable to this period.

8.2                                 The Sellers liability in respect of the indemnities set out in Clause 8.1(b) shall not exceed the aggregate amount of EUR 200,000 (two hundred thousand euro) and shall lapse in the event that the Purchaser has not made a claim in respect of such indemnity within five (5) years and six (6) months after the date of this Agreement.

8.3                                 The Sellers shall only be liable for the indemnity set out in Clause 8.1(b) and in Clause 8.1(c) in the event that the Seller NL or any person designated by Snap-on Inc. to act on behalf of Seller NL has fully conducted at the sole discretion of Snap-on Inc. the defence against such claims. The Sellers shall only be liable for an amount (with respect to Clause 8.1(b) within the limitation set out in Clause 8.2 and with respect to Clause 8.1(c) within the limitation set out in Clause 8.4) that is finally and irrevocably awarded by a competent Dutch court no longer subject to appeal, taking into account the reasonable interests of the Purchaser, which shall include — for the indemnity set out in Clause 8.1(b) - providing security to the Purchaser up to the maximum amount set out in Clause 8.2 minus the estimated reasonable costs of conducting the defence — or with respect to the indemnity set out in Clause 8.1(c) providing security up to the reasonably expected amount of the relevant individual claim. The Purchaser shall be fully informed about the progress of such procedures. In respect of Clause 8.1(b) reasonable costs of conducting the defence, including fees and expenses, will be deducted from the maximum amount set out in Clause 8.2.

8.4                                 The Sellers’ liability in respect of the indemnity set out in Clause 8.1(c) shall only exist for any amount in excess of EUR 100,000 (one hundred thousand euro). Any claim under the indemnity as set out in Clause 8.1(c), shall only be valid if such claim has been duly submitted to the relevant Seller in conformity with this Agreement and within five (5) years and six (6) months after the date of this Agreement.

8.5                                 The Sellers shall not be liable to indemnify the Purchaser for the amounts that would fall under the indemnities set out in Clauses 8.1(b) and 8.1(c) in the event that such amounts arise from claims made on behalf of or initiated by Mr. Maarten Molenaar on his own behalf, irrespective of the circumstances that gave rise to such claims.

8.6                                 The Purchaser shall indemnify Seller NL against any and all liabilities arising from Seller NL’s role as managing director (“statutair bestuurder”) for any claims relating to the period after Completion and having their cause in the field of the business operations, for which Mr Maarten Molenaar was responsible.

8.7                                 The Purchaser shall indemnify and hold harmless each of the Sellers for any and all claims any tax authorities may make with respect of SES or Sun HML referable to the period after the Completion Date and with their cause after the Completion Date.

8.8                                 The Purchaser shall indemnify and hold harmless the Seller NL from any and all liabilities arising after the Effective Date from third party claims, including municipal or governmental authorities, in respect of the environmental situation of the premises

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owned and/or used by SES, including but not limited to claims in respect of remedying soil and/or groundwater pollution, which indemnification however shall not exceed the aggregate amount of EUR 200,000 (two hundred thousand euro).

8.9                                 The Purchaser shall indemnify and hold the Sellers and their Affiliated Parties harmless against (i) any claim made by any third party (including for the avoidance of doubt SES) and based on the assertion that the Sellers and their Affiliated Parties are liable for a debt of SES arising from matters relating to the operational part of the Business and without the Sellers having given any authority or power of attorney to incur such liability, the foregoing irrespective of the grounds for that liability and (ii) any liability resulting from a breach of the Purchaser’s Representations and Warranties or of any of the Purchaser’s obligations under this Agreement.

8.10                           The Purchaser covenants that at any time and from time to time on or after the Signing Date, it shall execute and deliver all such instruments of assumption and acknowledgements as reasonably may be required or take such other action as the Sellers may reasonably request to effect the release and/or discharge in full of any Assurance given by the Sellers to any person in respect of any obligation or liability of SES (including, without limitation, any liability of the Sellers to pay any sum to an insurer in respect of any claim made under an insurance policy by SES and any obligation of the Seller NL to provide security to third parties who have relied on the 403-statement in respect of SES that was filed by the Seller NL) and the Purchaser’s assumption of, and the substitution of the Purchaser as the primary obligor in respect of, each such Assurance in each case on a non-recourse basis to the Sellers. The costs of preparing such instruments shall be borne, to the extent that such is reasonable, by the requesting Seller. Pending such release and discharge, the Purchaser hereby agrees with the Sellers that it shall assume and pay and discharge when due and the Purchaser undertakes to indemnify the Sellers against all amounts paid by either of the Sellers to any third party pursuant to any such obligation (and all costs incurred in connection with such obligation) arising after the Signing Date. In the event that this Agreement is terminated on the basis of Clause 3.8, the Sellers shall resume their positions as if the assumptions had never taken place and the Seller shall repay any payments made by the Purchaser under the indemnification in this Clause 8.10 to the Purchaser.

9                                         COVENANTS

9.1                                 Seller UK and Sun HML shall make arrangements with respect to the Lease Agreement allowing Sun HML to make use of the leased building. To the extent that any costs are involved — including the provision of guarantees by Seller UK — such arrangements shall be subject to the prior written approval of Seller UK, with the understanding that such costs shall not exceed the then current lease terms and conditions under the Lease Agreement.

9.2                                 The Purchaser confirms that the Business as operated now is viable and can be continued to be operated as envisaged by the Purchaser, taking into account the intentions and the knowledge of the Purchaser and the provisions of this Agreement. The Purchaser confirms that it shall use its best effort to continue to operate the Business in the best possible way, it shall maintain as much as economically possible in

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effect all employment conditions currently applicable to the employees of SES and it shall confirm that, at present time, there are not intentions to make any of the Sun HML employees redundant or change their terms and conditions.

9.3                                 The Parties have agreed upon a Cash Contribution for the Purchaser to ensure continuation of the Business and for financing possibly necessary severance payments of SES. The Purchaser acknowledges that, based on the current management experience and knowledge (including those of Mr. Maarten Molenaar) the Cash Contribution is amply sufficient to cover any re-organisations that would be necessary. In this respect, the Purchaser discharges the Sellers from any responsibility in respect of the continuation of the Business, the employees employed in the Business and/or the continued solvent existence of SES and Sun HML.

9.4                                 Provided that the continuity of the Business as set out in Clause 9.3 is not harmed during a period of at least 3 years from Completion, the Purchaser may grant such bonuses or remunerations to employees in the Business or to members of the MBO Team as are consistent with normal practice in the business and necessary to retain these persons for the continuity of the Business, even if such remunerations were not already agreed on before 1 January 2007.

9.5                                 To the best knowledge of the Purchaser the Cash Contribution is, in the present course of the Business, sufficient to enable the Purchaser to continue the Business in the foreseeable future, to enable SES and Sun HML to pay their debts when due and maintain as much as economically possible in effect all employment conditions currently applicable to the employees of SES and Sun HML.

10                                  INTELLECTUAL PROPERTY RIGHTS, INFORMATION TECHNOLOGY

10.1                           The Purchaser shall not, and shall ensure that no Affiliated Party of the Purchaser shall, after Completion, use in any way whatsoever any trading names, domain names, or registered or unregistered trade-marks or logos which (i) contain the name “SNAP- ON” or any abbreviation thereof or any name or lettering which is likely to be confused with the same or (ii) are owned by any of the Sellers, the Sellers’ Affiliated Parties or any worldwide group company of Snap-on Inc., provided that the Purchaser shall, as soon as practicable after the Completion, but in any event within 3 (three) months after the Completion Date, ensure that all such trading names, domain names, trade-marks and logos are removed from all products, business stationery and other assets held by any Affiliated Party of the Purchaser or acquired by the Purchaser pursuant to this Agreement, and from all premises occupied by the Purchaser or any Affiliated Party of the Purchaser.

10.2                           The Purchaser shall not, and shall ensure that no Affiliated Party of the Purchaser shall, for one year after Completion, use in any way whatsoever any trading names, domain names, or registered or unregistered trade-marks or logos which contain the name “SUN” or any abbreviation thereof or any name or lettering which is likely to be confused with the same, provided that the Purchaser shall, for one year after the Completion Date, ensure that all such trading names, domain names, trade-marks and logos are removed from all products, business stationery and other assets held by any

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Affiliated Party of the Purchaser or acquired by the Purchaser pursuant to this Agreement, and from all premises occupied by the Purchaser or any Affiliated Party of the Purchaser, with the exception of trade-marks and trade names that are registered in the name of Sun HML and/or SES, and with the exception of the use of the “SUN” logo, for a period of one (1) month after the Completion Date pursuant to the Transition Services Agreement.

10.3                           Sellers or any Affiliated Party shall not, and shall ensure that no Affiliated Party of the Sellers shall, for one year after the Completion, use in any way whatsoever the names “Sun Test Systems”, “Sun Electric Systems” and “Sun HML Engineering” in a manner that is likely to be confused with the same, and shall, for one year after the Completion Date, ensure that all such names are removed from all products, business stationery and other assets held by any Affiliated Party of the Sellers or acquired by the Sellers pursuant to this Agreement, and from all premises occupied by the Sellers or any Affiliated Party of the Sellers, with the exception of trade-marks and trade names that are registered in the name of the Sellers. For the avoidance of doubt, nothing in this Clause 10.3 shall prevent the Sellers and or any worldwide group company of Snap-on Inc. to use the name “SUN” in any other names, trading names, domain names, trade-marks and/or logos.

10.4                           Within one year after the Completion Date, the Purchaser shall design a different logo for the word “SUN” to be used in connection with the Purchaser’s or SES trademarks, taking into account the provisions of Clause 10.5, for which design the prior written approval of the Sellers is required, which approval shall not unreasonably be withheld or delayed.

10.5                           In order not to give rise to any confusion in the public mind of there being any connection between the Sellers and their Affiliated Parties and SES and Sun HML, the Purchaser shall procure that SES, Sun HML and their Affiliated Parties, from time to time, shall ensure that any utilization of the word “SUN” in a logo shall be of the same font size and have no greater focus on “SUN” than accompanying script used in such logo and that the word “SUN” cannot be represented in any manner whatsoever in any form of logo artwork. For the avoidance of doubt, SCHEDULE 14 sets out the agreed form logo that the Purchaser shall procure to be used exclusively by SES, Sun HML and their Affiliated parties from time to time.

10.6                           The Purchaser shall not, and shall ensure that no Affiliated Party of the Purchaser shall, after Completion, use in any way whatsoever, any intellectual property rights or information technology belonging to the Sellers and/or their Affiliated Parties and/or Snap-on Inc. and/or its Affiliated Parties for which no rights are granted in this Agreement, without prior written approval of Sellers.

11                                  FURTHER ACTION, ASSISTANCE, ACCESS TO ADMINISTRATION, TRANSITION SERVICES

11.1                           In the event and for so long as any Party is actively contesting or defending against any charge, complaint, suit, hearing or investigation by a third party in connection with (i) the transaction contemplated by this Agreement or (ii) any fact, circumstance, action,

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failure or act or transaction on or prior to the Completion Date involving SES or Sun HML, the other Party shall co-operate with it and its counsel in the contest or defence, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defence, all at the sole cost and expense of the contesting or defending Party.

11.2                           If required by any Party for the purpose of the preparation of tax filings and/or financial reporting and/or for the purpose of the defence set out in Clause 8.3, the other Party shall provide on reasonable expense, and shall cause their Affiliated Parties to provide, all reasonable co-operation to Seller UK or Seller NL in regard thereto. Such co-operation shall in any event include (i) the disclosure of all financial or other relevant information relating to SES or Sun HML and their employees and their businesses as conducted prior to the Completion Date and (ii) the permission to make copies of such financial information.

11.3                           The Purchaser shall have the right to make use of the Services (SCHEDULE 10) for the period and in the manner set out in the Transition Services Agreement.

11.4                           Seller NL shall provide to the Purchaser the books and records related to SES at Completion.

12                                  ASSIGNMENT OF RIGHTS AND OBLIGATIONS

12.1                           The Purchaser may not assign rights and/or obligations under this Agreement to any third party.

12.2                           In the event that the Purchaser would sell and transfer, grant any rights, acquire or arrange for any transaction with similar objective or effect, all or a substantial part of the Business and/or its assets, the Shares, whether in one transaction or in a series of transactions and whether directly, indirectly or through persons or parties that are connected or acting in connection, to a third party, who in the past has shown its interest in buying the Shares or the Business or a substantial part of it and of which Mr Maarten Molenaar had knowledge or had been involved (as will be shown by reference to the list of third parties who have received the Offering Memorandum dated June 2006), within a period of one year after the Completion Date, the Purchaser shall have the obligation to pay 80% of the price received by the Purchaser in that transaction to the Sellers.

12.3                           The Purchaser shall immediately notify the Sellers in writing of any discussions with third parties regarding a possible transaction as described in Clause 12.2.

13                                  NON-COMPETITION

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13.1                           Provided that the Purchaser has not breached any of its obligations as set forth in this Agreement, the Sellers agree that they shall not, for a period of 2 (two) years after Completion, directly or indirectly, engage in activities that are competitive with hydraulic test equipment for aerospace application.

13.2                           The Purchaser agrees not to assert any intellectual property against the Sellers and their parents and affiliates in the event such intellectual property was incorporated or used, directly or indirectly, in existing product released for sale as of the Completion Date and the Purchaser shall impose this obligation on any successor in title to such intellectual property.

14                                  CONFIDENTIALITY

14.1                           Each Party undertakes not to disclose this Agreement or any information obtained in connection with the conclusion or performance of this Agreement to any third party, unless there is an obligation to disclose pursuant to the law, any regulation of any officially recognised exchange, [the 2000 Merger Code (“SER-Fusiegedragsregels 2000”)] or a binding decision of the court or any other government authority. Insofar as possible, the Party making the disclosure shall consult with the other Party before the disclosure about the form and contents thereof.

14.2                           The Purchaser and Maarten Molenaar undertake not to disclose any information relating to the Sellers, the Sellers’ group of companies or Snap-on Inc. or any of its Affiliated Parties, including business, financial, commercial, technical, market or otherwise proprietary information, which they may have obtained at any time before Completion in their roles as members of a management team or otherwise.

14.3                           The Purchaser shall use all reasonable endeavours to ensure that all employees of and any persons connected with SES and/or Sun HML do not disclose any information as meant in Clause 14.2 to any third party.

15                                  COSTS

15.1                           Unless this Agreement provides otherwise, all costs incurred by a Party in preparing, concluding or performing this Agreement, are for the Party’s own account. For the avoidance of doubt, Sun HML shall not pay any costs in relation to the Transaction.

16                                  BINDING EFFECT AND ENTIRE AGREEMENT

16.1                           If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Agreement, is, to the extent possible, similar to that of the invalid or non-binding part.

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16.2                           This Agreement may not be annulled rescinded or nullified (“opgezegd”, “ontbonden” of “vernietigd”) in whole or in part.

16.3                           After this Agreement terminates, for whatever reason, Clauses and 14, 15, 16 and 18 shall remain effective.

16.4                           This Agreement may only be amended or supplemented in writing.

16.5                           With reference to the Guidelines adopted by the Royal Notarial Professional Organisation (“Koninklijke Notariële Beroepsorganisatie”) and concerning forms of co-operation between civil-law notaries among themselves or with “advocaten”, the Purchaser expressly agrees that Boekel De Nerée N.V. shall execute the notarial deed of transfer regarding the shares in SES pursuant to this Agreement or resulting in connection with the Transaction.

16.6                           Applicability of the Vienna Sales Convention (“Het Weens Koopverdrag 1980”) is excluded.

17                                  NOTICES

17.1                           Notices and other statements in connection with this Agreement may only be given by way of a letter sent by regular or other mail, or by telefax, and at the recipient’s place of residence as most recently nominated in accordance with sub clauses 2 and 3 or at another place of residence, with receipt confirmed. Each statement must be in the English language. A statement, which does not comply with this sub clause, shall have no effect.

17.2                           For all matters under or pursuant to this Agreement, each Party nominates the address referred to below as its place of residence:

the Seller NL
address:	Schepenbergweg 34
postal code and town:	1105 AT Amsterdam
The Netherlands
for the attention of:	Dan Garramone

the Seller UK
address:	Chichester House
postal code and town:	278-282 High Holborn
London, WC1V7HA
United Kingdom
for the attention of:	Paul Geere

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Snap-on Inc.
address:	2801-80th Street
postal code and town:	Kenosha, Wisconsin 53141
United States of America
for the attention of:	Dan Garramone

the Purchaser
address:	Twickellaan 8
postal code and town:	1333 SH, Almere
The Netherlands
for the attention of:	Maarten Molenaar

17.3                           A Party may nominate a different place of residence from that referred to in sub clause 2 by notifying the other Party of that new place.

18                                  GOVERNING LAW AND DISPUTE SETTLEMENT

18.1                           This Agreement shall be governed and construed in accordance with the laws of the Netherlands.

18.2                           All disputes arising in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of Netherlands Arbitration Institute (“Nederlands Arbitrage Instituut”) by one arbitrator and the place of the arbitration Rotterdam.

18.3                           The arbitral proceedings shall be conducted in Amsterdam in the English language and the tribunal shall decide in accordance with the rules of law. The arbitral proceedings cannot be consolidated with other arbitration proceedings pursuant to Section 1046 of the Code of Civil Procedure (“Wetboek van Burgerlijke Rechtsvordering”), unless those proceedings are conducted exclusively between the Parties. The Netherlands Arbitration Institute may not have the arbitral judgement published.

INITIALS OF SIGNATORIES

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all counterparts shall together constitute one and the same agreement, each of equal tenor and validity,

Snap-on Europe Holding B.V.	Duinmaaijer B.V.

by: Dan Garramone title: Proxy holder (“gevolmachtigde”)	by: Maarten Molenaar title: Managing Director

Snap-on UK Holding Ltd.

by: Dan Garramone title: Director

The MBO Team agrees with this Agreement and accepts to be bound by the provisions of Clauses 14, 6.2.16, 6.2.17, 6.5, 7.2.7 and 7.2.4:

Maarten Molenaar

SES and Sun HML agree with this Agreement and accept to be bound by the provisions of Clause 10.5:

Sun Electric Systems B.V.	Sun HML Engineering Limited

by: Dan Garramone Proxy holder of Snap-on Europe Holding B.V., as Managing Director of Sun Electric Systems B.V.	by: Paul Geere/Paul Clarke title: Director

INITIALS OF SIGNATORIES